Exhibit 99.2

For release: April 21, 2005, for immediate release	Contact:	Mark Rittenbaum

Greenbrier announces settlement with Estate of former Chairman, Alan James

     Lake Oswego, Oregon, April 21, 2005 — The Greenbrier Companies [NYSE:GBX] announced today that, in conjunction with the filing of a prospectus supplement, it has reached a settlement that resolves all issues and litigation with the Estate of Alan James. The Estate owns 26% of the Company’s common stock.

     The settlement agreement with the Estate was filed today with the Securities and Exchange Commission on Form 8-K. As part of the settlement, the Estate has agreed to dismiss Delaware litigation concerning the Company’s Stockholder Rights Agreement. Mr. James had made other claims and allegations against the Company which were disclosed in an earlier Form 8-K filing, all of which had been earlier investigated by the Company, its independent Directors and counsel, and found to be without merit. The Estate has agreed to dismiss and release all claims under the terms of the Settlement Agreement.

     William A. Furman, president and chief executive officer, said today, “We are very pleased to put behind us all issues with the Estate, with both parties bearing their own costs, and no other settlement costs for the Company. The settlement will allow us to return to the public capital markets with an offering that will help increase our public float, support our efforts to further enhance our stock’s trading liquidity and place Estate and other founder’s shares in the market to remove overhang due to Estate planning issues. The Company is now able to focus its attention exclusively on its business, remove the significant costs of litigation and distraction associated with the issues raised by our former chairman, and be positioned for future growth. The settlement will also allow the Company to purchase a significant portion of the Estate shares at a 10% discount from market price through proceeds of the public offering. We believe that the settlement is in the best interest of all stockholders.”

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 16 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 125,000 railcars.

- More -

Greenbrier announces settlement with Estate (Cont.)	Page 2

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

# # #